Exhibit 10.8

                            Production Agreement
                 For The Processing of Branded Milk Products

      1. Introduction. This Agreement is made this day of December 2003, by and between

            A. Bravo! Foods International Corp. (Bravo! Foods International) 11300 U.S. Highway 1, Suite 202
            North Palm Beach, Florida 33408
            Registered in the State of Delaware No. 2619440
            Chief Executive Officer: Roy G. Warren

            B. Saudia Dairy & Foodstuff Company (SADAFCO)
            P.O. 5043 Jeddah 21422,
            Saudi Arabia
            Registered in Saudi Arabia No. 9917
            Managing Director: Ahmed Marzouki

            C. Ibrahim Nasir Ashemimry Establishment (Agent)
            Jeddah 21573
            Saudi Arabia
            540 Brickell Key Drive
            Miami, FL 33131
            Registered in Saudi Arabia No. 4030116702

      2. Considerations. The parties in entering into this Agreement have duly considered the following facts and events:

      2.1 By a Licensing Agreement with Marvel Enterprises, Inc. (Marvel Comics), dated, January 7, 2004, Bravo! Foods International has the licensed rights to utilize certain property of Marvel Comics, consisting of the fictional cartoon characters, including the names of such characters and all artwork associated with such characters (the Licensed Property), and other licensed property which Bravo! Foods International and SADAFCO from time to time may agree to incorporate into this Agreement, as set forth and amended in Schedule 2.1 attached to this Agreement.

      2.2 Bravo! has obtained trademarks for Slammers(TM) Fortified Reduced Fat Milk, and Slim Slammers(TM) Low Fat Milk including all associated artwork (the Bravo! Licensed Property).

      2.3 Bravo! Foods International has the rights to utilize the Licensed Property and the Bravo! Licensed Property in connection with the advertising and promotion, manufacture, distribution and sale of milk products (the Branded Milk Products).

      2.4 Bravo! Foods International has developed ingredient formulas for flavored milks (Flavor Ingredients) for use in conjunction with the production of Branded Milk Products.

      2.5 Bravo! Foods International has designed a program to assist SADAFCO in the processing and sale of the Branded Milk Products including promotional, marketing, product development and design support for advertising and promotion.

      2.6 SADAFCO is desirous of participating in the promotion, processing, manufacture, distribution and sale of the Branded Milk Products, within SADAFCO's network area of processing and distribution (Territory), pursuant to the terms and conditions of this Agreement.

      2.7 By an Agency Agreement dated November 16, 2003, between Bravo! Foods International and Ibrahim Nasir Ashemimry, Bravo! Foods International has appointed Ibrahim Nasir Ashemimry as its Agent for the administration of the sale of kits and the monitoring of the promotion, distribution and resale of Branded Milk Products in the Middle East on a co-pack basis through third party dairies, including promotional, marketing and logistical support for the sale of Branded Milk Products, as the Agent of Bravo!.

      2.8 Definitions. As used in this Agreement, the listed terms have the following meanings:

            2.8.1 "Approved Suppliers" means a supplier of Flavor
                  Ingredients or packaging for the Branded Milk Product that is approved in writing by Bravo! Foods
                  International, which approval shall not be unreasonably withheld.

            2.8.2 "Branded Milk Products" means the milk products for which
                   Bravo! Foods International has the licensed rights to utilize Licensed Property in connection with the advertising and promotion, manufacture, distribution and sale thereof.

            2.8.3 "Flavor Ingredients" means ingredient formulas and actual flavors for flavored milks for use in conjunction with the processing of Branded Milk Products, which h ave been developed by Bravo! Foods International in conjunction with SADAFCO for use with the Licensed Property. The parties agree and acknowledge that he Flavor Ingredients will be formulated to meet the flavor profiles appropriate for local taste preferences.

            2.8.4 "Initial Term" means a term coterminous with the initial term of the Bravo! Foods International License Agreement with Marvel Comics., which expires February 1, 2005.

            2.8.5 "Kit" or "Kits" means the basic quantity of Flavor
                  Ingredients for a specified flavor plus the Production Rights as granted herein. The compensation paid to Bravo! Foods International for the grant of the Production Rights under this Agreement shall be paid by SADAFCO's purchase of Kits from Bravo! Foods International. The charge for each Kit shall be for specified Flavor Ingredients and for the grant of Production Rights, as set forth in and as governed by Section 3.9 herein.

            2.8.6 "Licensed Property" refers to the fictional cartoon
                  characters of Marvel Comics and other properties that may be added from time to time to Schedule 2.1, including the names of such characters and all artwork associated with such characters.

            2.8.7 "Production Rights" means the right to process,
                  manufacture, promote, distribute, sell and otherwise market the Branded Milk Products in the Territory.

            2.8.8 "Territory" means SADAFCO's areas of processing and
                  distribution as governed in Schedule 2.8.8 attached to this Agreement.

      3. Basic Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree to the following:

      3.1 Grant of Rights. Bravo! Foods International hereby grants to SADAFCO the exclusive right to process, promote, distribute, sell and otherwise market the Branded Milk Products (Production Rights) in the Territory, as set forth in Schedule 2.8.8. The grant of Production Rights provided herein does not constitute a license, sublicense or assignment of any license or intellectual property to SADAFCO. SADAFCO shall be a co-packer/supplier of the branded Milk Products.

      3.2 Limitation of Grant. Subject to the provisions of Schedule 2.8.8, this Agreement and the rights granted hereunder apply solely to the Branded Milk Products and nothing contained in this Agreement precludes or limits in any way the right of SADAFCO or Bravo! Foods International to process, promote, distribute, sell and otherwise market, either directly or indirectly, any of its other non-dairy products or services, even though such other products may be functionally similar and utilize components common to the Branded Milk Products.

      3.3 Term of Agreement. This Agreement shall be effective as of the date first set forth above and, unless otherwise terminated in accordance with the provisions hereof, and shall remain in effect for a term coterminous with the Bravo! Foods International License Agreement with Marvel Comics, the initial term of which expires February 1, 2005 (the Initial Term). This Agreement may be renewed at the end of the Initial Term or any extension by mutual agreement of the parties only if (a) the Bravo! Foods International - Marvel Comics License Agreement is renewed; and (b) SADAFCO is not in default of any if its obligations under this Agreement. The renewal this Production Agreement shall be for a term coterminous with the renewal term of the Bravo! Foods International - Marvel Comics License Agreement

      3.4 Processor's Obligations. SADAFCO shall use reasonable commercial efforts to actively promote the marketing, sale and distribution of the Branded Milk Products within the Territory. Without in any way limiting the generality of the foregoing, SADAFCO shall:

            3.4.1 Process, distribute and sell the Branded Milk Products in a manner consistent with the highest industry standards and procedures to insure the production, distribution and sale of Branded Milk Products of the consistently highest quality.

            3.4.2 Use reasonable commercial efforts to promote sales of the
                  Branded Milk Products in the Territory.

            3.4.3 SADAFCO may request the cooperation of Bravo! Foods
                  International with respect to specific promotions, which cooperation shall be pursuant to a future agreement between the parties to this Agreement.

            3.4.5 Purchase and maintain the minimum inventory of Flavor
                  Ingredients, necessary to process the Branded Milk Products, and approved packaging, as set forth in
                  Schedule 3.4.5 of this Agreement.

            3.4.6 Purchase all its requirements for Flavor Ingredients from
                  Bravo! Foods International and Packaging Supplies from suppliers approved by Bravo! Foods International (Approved Suppliers). Such approvals shall be in writing by Bravo! Foods International. SADAFCO may change suppliers with the written approval of the parties. Nothing in this Agreement waives SADAFCO' right to return non-conforming Flavor Ingredients directly to an Approved Supplier.

            3.4.7 Use advertising, promotional materials, media releases, marketing materials and product packaging for the Branded Milk Products approved in writing by Bravo! Foods International.

            3.4.8 Undertake approved appropriate promotional and
                  advertising campaigns at SADAFCO's expense and at its discretion to stimulate sales of the Branded Milk Products within the Territory, using materials developed in cooperation with Bravo! Foods International.

            3.4.9 Not engage in the sale, distribution, or processing of other branded flavored milk products within the Territory which are competitive with the

                  Branded Milk Products, without the written approval of Bravo! Foods International, which consents will not be withheld unless such activity would, in the reasonable judgment of Bravo! Foods International, prevent SADAFCO fulfilling its obligations under this Agreement. Nothing in this Section 3.4.9 shall be deemed to prohibit SADAFCO from processing, marketing, distributing or selling its competing branded products that are currently sold in the Territory.

           3.4.10 Use its best reasonable efforts to protect patents, trademarks, copyrights and proprietary rights of the owners in and to the Licensed Property; SADAFCO shall promptly report any infringements of which SADAFCO becomes aware and shall cooperate with Bravo! Foods International in its efforts to protect its intellectual property rights.

           3.4.11 Submit reports to Bravo! Foods International as follows:

                  (a) at least thirty (30) days prior to the start of each calendar quarter, a forecasted schedule of Flavored Ingredients to be delivered to SADAFCO for the next calendar quarter.

                  (b) on a monthly basis, such other reports regarding matters limited to the purposes of this Agreement, including sales reports, receivable aging reports for the Branded Milk Products, and payable and purchasing history reports for Flavor Ingredients and packaging supplies.

           3.4.12 Promptly pay invoices for Kits submitted to it by Bravo! Foods International as provided in Section 3.6.2 herein.

           3.4.13 Promptly pay invoices for packaging submitted to it by Approved Suppliers. SADAFCO shall pay invoices for packing submitted to it by Approved Suppliers according to the terms and conditions agreed by and between SADAFCO and those suppliers.

      3.5 Processor's Expenses. Unless otherwise agreed in writing, no compensation or other expenses shall be paid by Bravo! Foods International to SADAFCO for the performance of the duties set forth in this Production Agreement. SADAFCO's sole compensation will arise from the sale of the Branded Milk Products.

      3.6 Ordering Procedures. During the term of this Agreement, SADAFCO shall order Kits only pursuant to the procedures set forth in this section.

            3.6.1 SADAFCO shall not place a purchase order for Flavor
                  Ingredients directly with an Approved Supplier of such goods.

            3.6.2 To order Kits including Flavor Ingredients, SADAFCO shall follow the procedures set forth in Schedule 3.6.2 attached to this Agreement. The

                  Agent shall be responsible the processing of SADAFCO's order and for ordering Flavor Ingredients directly from an Approved Supplier.

            3.6.3 SADAFCO shall pay promptly invoices for packaging issued the Approved Supplier, in accordance with the terms and conditions of such invoice.

      3.7 Obligations of Bravo! Foods International. During the term of this Agreement, Bravo! Foods International shall have the following obligations:

            3.7.1 Assist SADAFCO in product development, new product line extension and secure all appropriate approvals from Marvel Comics, as well as responsibility for packaging design and development and Marvel Comics' approvals for such packaging design.

            3.7.2 Payment of all guaranteed fees and royalties pursuant to the License Agreement.

            3.7.3 Provide marketing support for advertising by SADAFCO, within the guidelines set forth in this Section 3.7.3. Where appropriate and based upon the written agreement of the parties, Bravo! Foods International shall be responsible for the development and production of advertising and promotion concepts. SADAFCO shall be responsible for the media costs of running such advertising and promotions, as approved by SADAFCO prior to implementation. Bravo! Foods International shall assist in the coordination of marketing programs with Marvel Comics and manage all administrative functions of such coordination.

            3.7.4 Where appropriate and upon the written agreement of the parties to this Agreement, Bravo! Foods International shall assist SADAFCO in the development of marketing support programs to help increase sales and profits for the Branded Milk Products, including co-op marketing programs.

      3.8 Orders and Minimum Inventory. Upon execution of this Agreement, SADAFCO shall have the following obligations concerning orders and inventory:

            3.8.1 SADAFCO shall purchase approved packaging and Kits used to process the Branded Products in amounts not less than those set forth in a Schedule 3.4.5 attached to this Agreement, as provided in Schedule 3.4.5 attached to this Agreement.

            3.8.2 SADAFCO shall order Kits in accordance with the
                  procedures established by and between SADAFCO and Bravo! Foods International as set forth in Section 3.6 of this Agreement.

            3.8.3 Flavor Ingredients and packaging supplies shall be
                  shipped to SADAFCO without any risk of loss to Bravo! Foods International. All freight, insurance, duty and value added, sales, use and excise taxes applicable to or levied on the sale of such Flavor Ingredients and packaging supplies shall be paid by SADAFCO in addition to the current prices for such Flavor Ingredients and supplies. The parties agree and acknowledge that, unless it is commercially unreasonable to do so, or unless otherwise agreed to by the parties, the Flavor Ingredients and supplies shall be sourced FOB from facilities of Approved Suppliers that are closest to SADAFCO.

      3.9 Prices and Payment. SADAFCO shall be charged an invoice amount by Bravo! Foods International for Kits and SADAFCO shall pay such invoice(s) in accordance with the following:

            3.9.1 Such invoiced amounts shall be based upon and consist of the following components: (a) a fee for Flavor
                  Ingredients and (b) a fee for Production Rights.

            3.9.2 The pricing reflected in such invoices shall be in
                  accordance with the matters set forth in Schedule 3.9.2, attached to this Agreement.

            3.9.3 Payment of invoices by SADAFCO shall be in accordance with the procedures set forth in Schedule 3.6.2 attached to this Agreement.

      4. Other Material Provisions. In addition to the foregoing, the parties for good and valuable consideration agree as follows:

      4.1 Insurance. During the term of this Agreement, SADAFCO shall obtain and maintain, at its own expense, product liability insurance providing adequate protection for the parties to this Agreement and Marvel Comics against any such claims or suits in amounts no less than 1.5 million dollars (US $1,500,000) per occurrence, combined single limits. Upon written request, SADAFCO shall produce to the other parties to this Agreement a fully paid policy or certificate of insurance naming Bravo! Foods International, the Agent and Marvel Comics as additional insured parties and requiring that the insurer shall not terminate or materially modify such policy or certificate without written notice to the additional named insured parties at least twenty days (20) in advance thereof.

      4.2   Indemnification.

            4.2.1 Except with respect to claims arising by reason of
                  defective Flavor Ingredients, SADAFCO shall, at its expense, defend any claim, action or proceeding instituted against Bravo Foods International and Marvel Comics for any injury or damage to consumers of the Branded Milk Products. SADAFCO shall hold harmless Marvel Comics, Bravo! Foods

                  International and the Agent (i) with respect to such injury or damage to such consumers arising out of or as a result of the processing, distribution or sale of the Branded Milk Products by SADAFCO, (ii) and claim, demand or action made or taken against Marvel Comics or Bravo! Foods International or the Agent arising out of SADAFCO's failure to pay promptly an invoice of an Approved Supplier, for which SADAFCO has the responsibility of payment under this Agreement. Such indemnification shall include, but not be limited to, monetary damages and costs awarded by final judgment in such claim, action or proceeding, as well as attorneys fees.

            4.2.2 Bravo! Foods International shall, at its expense, defend any claim, action or proceeding instituted against SADAFCO and hold SADAFCO harmless for any injury or damage to SADAFCO arising out of or as a result of SADAFCO's use of the Licensed Property or the Bravo! Licensed Property in accordance with and pursuant to the terms and conditions of this Agreement.

            4.2.3 Bravo! Foods International shall, at its expense, replace any defective Flavor Ingredients that are not replaced by the Approved Supplier, where the defect is the responsibility of such Approved Supplier.

      4.3   Name and Trademarks.

            4.3.1 All trademarks, trade names, and copyrights granted or applied for in connection with the Licensed Property or the Bravo! Licensed Property and related documents are and shall remain the sole property of Bravo! Foods International or Marvel Comics, as appropriate. SADAFCO will not by its operations hereunder acquire any right, title or interest thereto. SADAFCO shall not alter or remove any trade name, trademark or other identification marks, symbols or labels, nor change or alter approved artwork for packaging, promotional materials or advertising in connection with the Branded Milk Products, without the written consent of Bravo! Foods International.

            4.3.2 Use of any of the Licensed Property or the Bravo!
                  Licensed Property on any sales promotion, advertising, stationery or other media produced by or for SADAFCO may be done only with the express written consent of Bravo! Foods International. Any actions or representations made by SADAFCO not expressly contained in this Agreement or in published or written information provided by Marvel Comics or Bravo! Foods International are made at SADAFCO's risk and shall constitute a material default of this Agreement.

            4.3.3 SADAFCO shall have the right to place its logo, and the logo of a regional subsidiary where appropriate, on the Branded Milk Products. The size and location of such logo shall be subject to the written approval of Bravo! Foods International, which approval shall not be unreasonably withheld.

            4.3.4 SADAFCO shall incorporate the following information on all labels and promotional materials used in connection with the Branded Milk Products:

                  "Manufactured under a production agreement with Bravo! Foods International Corp. (Ibrahim Nasir Ashemimry, Agent Middle East - i.ashemimry @bravobrands.com)"

      4.4 Early Termination of This Agreement. The following terms and conditions shall control the circumstances under which this Agreement may be terminated before the end of the term hereof.

            4.4.1 If either Party to this Agreement shall breach its
                  obligations to perform its duties under this Agreement or any Party to this Agreement shall be in material default of any of the terms and conditions of this Agreement, the party not in default may terminate this Agreement by sending written notice to such effect to the defaulting party, at least thirty (30) days prior to the effective date thereof. Such termination shall be effective on the date set forth in the notice, unless such defaulting party cures such default or breach within such thirty
                  (30) day period. Such right of termination shall be in addition to and shall not prejudice any other rights or claims that the nondefaulting party may have against the defaulting party either at law or in equity.

            4.4.2 In the event of the insolvency, bankruptcy or inability to pay debts as and when due, or an assignment by any party to this Agreement for benefit of creditors, or the appointment of a receiver for all or a substantial part of its business or property, or an attachment of any of its assets lasting more than thirty (30) days, the non-event party may, at its option, at any time after the occurrence of such an event, immediately terminate this Agreement by mailing written notice to the other party that it elects to do so.

            4.4.3 In the event that Marvel Comics terminates the License
                  Agreement with Bravo! Foods International and such License Agreement is not reinstated within ninety (90) days, this Agreement shall be void and, except as to the consequences of termination set forth herein, shall have no further binding effect.

            4.4.4 SADAFCO has and will continue to operate within the laws governing the Kingdom of Saudi Arabia. In the event the Ministry of "The Presidency of Promotion of Virtues And Prohibiting Vices", imposes rules, regulations, restrictions or injunctions on SADAFCO, which prohibit SADAFCO's performance of a material obligation under this Agreement, SADAFCO will not be deemed to be in breach of or held to the requirements of this Agreement with Bravo, nor penalized in anyway whatsoever. In such an event, this Agreement shall be void and, except as to the consequences of termination set forth herein, shall have no further binding effect, unless modified in writing by the parties to this Agreement.

            4.4.5 In the event that SADAFCO is unable to sell, despite reasonable commercial efforts, sufficient Branded Milk Products over a six (6) month period to utilize at least 60% of the minimum ordered Flavor Ingredients for that period, SADAFCO shall have the option of terminating this Agreement upon four (4) months written notice to Bravo! Foods International and the Agent.

      4.5 Consequences of Termination. Upon the termination of this Agreement pursuant to Section 4.4 of this Agreement, the respective parties shall have the following rights and obligations:

            4.5.1 SADAFCO shall return to Bravo! Foods International, at
                  SADAFCO's expense, all furnished proprietary, confidential or material containing the Licensed Property for which SADAFCO has not incurred a purchase expense.

            4.5.2 The parties shall not by reason of the termination of this Agreement, for any reason whatsoever, be liable to each other for compensation, reimbursement or damages on account of present or prospective loss of profits on sales, goodwill, creation of clientele, salaries, expenditures, investments or commitments made in connection herewith.

            4.5.3 The provisions of this Section in no way will prohibit or relieve SADAFCO from continuing other business after the termination of this Agreement or to continue to support any of SADAFCO's commitments and/or obligations.

            4.5.4 Upon the termination of this Agreement pursuant to
                  Section 4.4.4 of this Agreement, Bravo! Foods International agrees to repurchase from SADAFCO Flavor Ingredients held in inventory by SADAFCO, up to a value (based upon the cost of such inventory) of US$25,000.

      4.6 Processor as an Independent Contractor. SADAFCO shall be deemed an independent contractor hereunder and, as such, SADAFCO shall not be nor hold itself out as an employee or agent to or representative of Bravo! Foods International or Marvel Comics. SADAFCO acknowledges that it does not have any authority to act for or in the name of Bravo! Foods International or Marvel Comics or to commit Bravo! Foods International or Marvel Comics in any manner whatsoever. SADAFCO indemnifies and holds harmless Bravo! Foods International and Marvel Comics for any damage or expenses arising from acts of SADAFCO in contravention to this Section.

      4.7 Nonassignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable, in whole or in part, by operation of law or otherwise without the prior written consent of the other party, except that Bravo! Foods International may assign this Agreement without SADAFCO' consent to a parent, to a wholly owned subsidiary or in connection with a transfer of all or substantially all its assets. Further, except as provided in Schedule 4.7 attached to this Agreement, SADAFCO shall not, without the prior written consent of Bravo! Foods International, enter into any agency agreement, co-pack or other or arrangement with respect to the processing, marketing, distribution or sale of the Branded Milk Products under this Agreement with non subsidiaries or non affiliates. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties hereto.

      4.8 Notices. Unless otherwise specified in this Agreement, all notices required hereunder shall be in writing and shall be dispatched by prepaid first class mail, commercial telegraph or commercial international expedited delivery service to the addresses of the respective parties first set forth in this Agreement, or by verified facsimile or E-mail transmission, if such number or address has been provided in accordance with this Section. Any notice so given shall be deemed duly delivered (i) if by mail, seven days after mailing (except in the event of the inability of the postal service to deliver mail on a national basis), (ii) if by telegraph, facsimile or E-mail, upon transmission (iii) if by delivery service, upon delivery. The parties hereto may change its address for the purposes of this Agreement by giving the other party written notice.

      4.9 Force Majeure. In the event of fire, earthquake, explosion, strikes, war, act of any government agency, material or labor shortage, transportation contingency, act of God or any other causes beyond the control of Bravo! Foods International, or Force Majeure, Bravo! Foods International shall not be liable for any default in the performance of this Agreement arising therefrom and SADAFCO is bound to accept the delayed shipment or delivery made within a reasonable time. The same causes shall be sufficient excuse for the failure of SADAFCO to take and pay for the Flavor Ingredients ordered under this Agreement, except such as are in transit or have been received by SADAFCO, until such contingencies are removed. In the event such conditions cannot be corrected by the party affected within thirty (30) days from the date of the occurrence of the condition, then the other party has the option to terminate this Agreement. The party claiming relief shall immediately notify the other parties in reasonable detail and estimate the interval necessary to correct such condition.

      4.10  Enforceability/Governing Law.

           4.10.1 If any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under either the laws of the United States or the country in which SADAFCO's facilities are located, the remainder of this Agreement shall remain valid and enforceable. Any waiver by any party of any provision or breach of any provision of this Agreement must be in writing. The failure of any party to enforce at any time any provision hereof shall not be construed to be a waiver of the right to enforce such provision or of the provision itself.

           4.10.2 If any party deems it necessary to bring suit or retain an attorney to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party, in addition to any judgment or award, reasonable attorneys' fees and court costs related to such dispute.

           4.10.3 This Agreement shall be construed in accordance with the laws of the country in which SADAFCO's facilities are located, and the parties agree to resolve any disputes derived from the interpretation, execution or enforcement of this Agreement by means of Arbitration in accordance with the International Arbitration Rules of the American Arbitration Association.

      4.11 Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any and all prior contracts, correspondence and discussions. This Agreement can be altered, amended or varied only by a written document signed by responsible officers of each party.

      4.12 Preeminence of Licensing Agreement. In the event of any conflict between a provision of this Agreement and the Licensing Agreement with respect to the Licensed Property and the Branded Milk Products, the Licensing Agreement shall control. SADAFCO acknowledges that is has reviewed the License Agreement and agrees to be bound by the terms and conditions thereof with respect to SADAFCO' participation in the production, manufacture, promotion, distribution and sale of the Branded Milk Products, which incorporate the Licensed Property. SADAFCO agrees to execute a document that may be reasonably requested to effect the provisions of this Section.


                       [SIGNATURES ON FOLLOWING PAGES]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  Bravo! Foods International Corp.




                                  By _________________________________
                                     Roy G. Warren, Chief Executive Officer


STATE OF FLORIDA
COUNTY OF PALM BEACH

On this ___ day of January 2004, before me, the undersigned officer, personally appeared Roy G. Warren known personally to me to be the Chief Executive Officer of the above named corporation, and that they, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by themselves as such officer.

      IN WITNESS WHEREOF I have hereunto set my hand and official seal.


                                  _______________________
                                  Notary Public
(Notary Seal)

                                  Saudia Dairy & Foodstuff Company




                                  By __________________________________
                                     Ahmed Marzouki, Managing Director




                                  Ibrahim Nasir Ashemimry Establishment




                                  ____________________________________
                                  Ibrahim Nasir Ashemimry, for Agent

                                                               Schedule 2.1

                              Licensed Property

Marvel Enterprises, Inc.
------------------------

The following characters as they appear in Marvel's comic book publications sold at retail (excluding characters and/or the portrayal of characters in comics based upon motion picture, television, video games or any other entertainment products) limited to:

Spider-Man, Peter Parker, Aunt May, Mary Jane Watson Parker, J. Jonah Jameson, Green Goblin, Venom, Black Cat, Kraven the Hunter.

Beast, Colossus, Cyclops, Gambit, Archangel, Jean Grey, Professor X, Psylocke, Rogue, Storm, Wolverine, Iceman, Bishop and Cable, Juggernaut, Magneto, Sabretooth, Sentinels, Blob, Apocalypse, Mystique and Toad.

Mr. Fantastic, The Thing, The Human Torch, The Invisible Woman, Dr. Doom and Mole Man.

The Incredible Hulk, Abomination, The Leader.

Captain America, Iron Man

Daredevil, Elektra and Kingpin.

The following characters as they appear in the Spider-Man and Friends kids toy style guide limited to: Spider-Man, Spider-Girl, Storm, Wolverine, Hulk and Captain America. The characters must appear in a group of at least three or more. If there are only three characters, two characters cannot be in the same group. Spider-Man and Spider-Girl are in a group and Wolverine and Storm are in another group. For example, Spider-Man, Spider-Girl and Hulk is not allowed, but Spider-Man, Hulk and Wolverine is allowed. However, individual characters may appear if the multiple character heads logo prominently appears and is 25% of the size of the actual character image on the Licensed Article. No one character may be more prominent than another.

                                                             Schedule 2.8.8

                                  Territory


The Territory shall consist of the geographic area, which is generally known as the Middle East:

      Saudi Arabia
      Kuwait
      Baharain
      Qatar
      Oman
      United Arab Emirates
      Lebanon
      Egypt
      Jordan
      Syria

      SADAFCO shall have exclusive processing (manufacturing) rights in the Territory for the Branded Milk Products. No other processor shall be allowed to export the Branded Milk Products into the Territory.

                                                             Schedule 3.4.5


                              Initial Order And
                          Minimum Order Requirement

      SADAFCO shall submit an initial order for 270 Kits contemporaneous with the execution of this Agreement (the "Initial Order"). SADAFCO shall have the discretion to determine the number of Kits for each flavor ordered, so long as the total number of Kits ordered for the Initial Order is at least 270.

      Subsequent to the Initial Order, the Parties shall determine by the mutual agreement the minimum number of Kits that shall be ordered in the future by SADAFCO (the "Minimum Order Requirement"). This Minimum Order Requirement shall be determined by Parties to this Agreement at the end of the three (3) month period after the first processing run of any Branded Milk Product by SADAFCO. This three (3) month period shall commence on the first day of the next month following the first processing run of any Branded Milk Product by SADAFCO. In making this Minimum Order Requirement determination, the Parties shall exercise good faith and give due consideration to the sales volume of the Branded Milk Products within the aforesaid three (3) month period, and to projected sales volumes going forward.

      The Minimum Order Requirement shall set forth the minimum number of Kits to be ordered by SADAFCO during any calendar quarter subsequent to the Parties' determination of the Minimum Order Requirement. The first quarter during which the Minimum Order Requirement applies shall commence on the first day of the next month following the Parties' determination of the Minimum Order Requirement.

      SADAFCO shall have the discretion to place one or more orders for Kits during each such calendar quarter and to determine the number of Kits for each flavor ordered, so long as the total number of Kits ordered for all flavors during each calendar quarter is at least equal to the Minimum Order Requirement. The Parties, by mutual agreement, may make adjustments to the Minimum Order Requirement, where and when appropriate, and may set different Minimum Order Requirements for different selling seasons, based upon a demonstrated history of significant fluctuation in seasonal sales.

      The Minimum Order Requirement, and any adjustment thereto, shall be in writing and executed by the Parties to this Agreement and shall be deemed incorporated by reference herein.

                                                             Schedule 3.6.2


                     Kit Ordering and Payment Procedures

1. SADAFCO shall forward a purchase order to the Agent, who shall be responsible for the processing of such order.

2. Upon receipt of a copy of the purchase order from the Agent, Bravo! Foods International shall issue promptly an invoice for the appropriate amount, payable in U.S. Dollars by SADAFCO, and immediately forward such invoice to the Agent and SADAFCO.

3. The Agent shall record SADAFCO's purchase order in its books and forward such order to the appropriate Approved Supplier of Flavor Ingredients, with instructions to commence production of the Flavor Ingredients immediately. The Approved supplier shall be instructed not to ship the Flavor Ingredients without the prior authorization of the Agent or Bravo! Foods International.

4. Upon SADAFCO's receipt of the Bravo! Foods International invoice, SADAFCO shall cause to be issued an international Letter of Credit for the benefit of Bravo! Foods International, exercisable upon the presentation of evidence of the shipment of the Flavored Ingredients by the Approved Supplier to SADAFCO. The Letter of Credit shall be on terms and conditions satisfactory to and approved by Bravo! Foods International.

5. Upon the receipt of the Letter of Credit, Bravo! Foods International shall instruct the Agent to authorize the shipment of the Flavored Ingredients to SADAFCO.

6. The Production Rights granted by this Agreement attached to the Flavored Ingredients ordered by SADAFCO shall not become effective until such time as the Agent or Bravo! Foods International authorizes the Approved Supplier to ship the Flavored Ingredients to SADAFCO.

7. Upon receipt of copies of the Bill of Lading, Certificate of Origin, Packing List, Analysis Certificate or other evidence of shipment consistent with the terms and conditions of the Letter of Credit, Bravo! Foods International shall present such evidence of shipment to the designated payor bank under the Letter of Credit for payment of its Kit invoice.

8. The parties anticipate that the time between the placement of an order with the Approved Supplier of Flavor Ingredients and the shipment of the Flavor Ingredients to SADAFCO by the Approved Supplier shall not exceed 21 days.

                                                             Schedule 3.9.2

                                   Pricing


      Kit Cost Components:

            * Ingredients (excluding stabilizer and raw milk)

            * Production Rights Fee

      Kit Costs (USD):

            Chocolate            $***

            Strawberry           $***

            Banana               $**

      The listed prices are net of a US$*** per kit marketing fund allowance by Bravo! Foods International.

                                                               Schedule 4.7

                      Agents, Assignees and Co-Packers


      SADAFCO may utilize non subsidiary or affiliated processors to process, market, distribute and sell the Branded Milk Products in the Territory only upon the written modification of this Schedule 4.7 by the parties to this Agreement.